Exhibit 10.1
[Form of Agreement for Special Retention Award]
                                        , 2008
[Associate’s Name and Address]
Dear [                                        ]:
     The Board of Directors (the “Board”) has awarded you a special cash retention award (the “Award”) subject to the terms of this Award agreement. The purpose of this Award is to reward, motivate and retain certain management personnel who are key to the Company’s turnaround efforts and long-term success. To accept this Award, please sign the enclosed copy of this letter, and return it as indicted in item 6 below.
     Subject to the requirements and limitations set forth in this Award letter, your Award, Award Date and Vesting Dates are as follows:

	100% of
Total Retention Award:	Current Base Salary	[Total Amount Payable]

Vesting Dates	Vesting %	Amount Payable
September 30, 2008	25%	[•]
June 30, 2009	25%	[•]
January 31, 2010	50%	[•]
     For purposes of this Award letter, “Company” means A.C. Moore Arts & Crafts, Inc. or A.C. Moore Incorporated, as appropriate.
     Right to Receive Award. Your right to receive the portion of your Award corresponding to the above Vesting Dates is contingent on (i) your agreeing to the terms of this Award by signing and returning the enclosed copy of this letter, (ii) your remaining continuously employed on a full-time active basis with the Company through and including the corresponding Vesting Date, and (iii) your continuing to achieve a performance rating of “meets expectations” or higher. If you satisfy these requirements, the portion of your Award that becomes vested will be paid to you in a single lump sum cash payment within [•] days following the Vesting Date. Your right to this Award is not contingent on corporate performance.
     Forfeiture. If prior to becoming fully vested in your Award, (i) your employment with the Company terminates for any reason other than your death or permanent disability, (ii) your employment status with the Company changes to part-time, or (iii) you retire from the Company, then the unvested portion of your Award will be forfeited as of the date of your termination, change in status or retirement, as the case may be.
     If your employment with the Company terminates on or before September 30, 2008 because you die or become permanently disabled, then the portions of your Award scheduled to vest on both

                                        , 2008
September 30, 2008 and June 30, 2009 will vest as of the date of your death or termination for disability (assuming you otherwise meet the requirements under this Award letter), and any portion of your Award that would have vested on January 31, 2010 will be forfeited. If your employment with the Company terminates after September 30, 2008 but before June 30, 2009 because you die or become permanently disabled, then the portion of your Award scheduled to vest on June 30, 2009 will vest as of the date of your death or termination for disability (assuming you otherwise meet the requirements under this Award letter), and any portion of your Award that would have vested on January 31, 2010 will be forfeited. If your employment with the Company terminates after June 30, 2009 because you die or become permanently disabled, then the portion of your Award scheduled to vest on January 31, 2010 will vest as of the date of your death or termination for disability (assuming you otherwise meet the requirements under this Award letter).
     The Board or the Compensation Committee of the Board will determine whether a permanent disability exists for purposes of the foregoing, and such determination will be conclusive and binding.
     Other terms relevant to this Award letter are set forth below.
     1. Modification. The Board or the Compensation Committee may unilaterally modify the terms of this Award letter after the Award Date provided that your consent is obtained with respect to any modification that would be detrimental to your rights hereunder, except that your consent will not be required to the extent any such modification is to comply with applicable law.
     2. Change of Control. If you remain continuously employed on a full-time active basis with the Company through and including the date on which a Change of Control of the Company occurs, then notwithstanding any provision herein to the contrary, the Award shall automatically vest and be payable to you upon the effective date of the Change of Control. For this purpose, “Change of Control” has the meaning set forth in the Company’s 2007 Stock Incentive Plan.
     3. Withholding Taxes. On each Vesting Date, you will have taxable income equal to the amount of your vested Award, and the Company will withhold the amount of taxes required to be withheld or paid.
     4. Interpretation. The interpretation and construction of any provision or term of this Award letter by the Committee will be final and conclusive. The terms of this Award letter and all actions taken hereunder will be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law provisions of any jurisdiction.
     5. Confidentiality. You agree to keep the terms of this Award letter strictly confidential. You may only disclose the information in this Award letter to your immediate family, attorney(s) or tax advisor(s) unless ordered to do so by a duly authorized subpoena issued by an appropriate agency or court of law.
     6. Miscellaneous.
          (a) This Award letter is the entire agreement between you and the Company concerning the Award granted hereunder. If you are a party to an Employment Agreement with the Company, you agree that in the case of a conflict between the Employment Agreement and this Award letter relating to the terms of this Award, the terms of this Award letter will control.

                                        , 2008
          (b) Nothing in this Award letter confers any right to continued employment with the Company, or affects the Company’s right to terminate an associate’s employment at any time, with or without notice, and with or without cause.
          (c) The Company has no obligation to contribute any assets to a trust or other entity or otherwise to segregate any assets, or maintain separate accounts for the purpose of satisfying the Award obligation hereunder.
          (d) In order for your Award to become effective, you must accept it by signing and returning the enclosed copy of this Award letter as soon as possible but in no event later than [date that is 15 days after the Award letter is distributed], 2008 to:
[Contact Name and Address]
     Your signature will also constitute your agreement to the terms and conditions contained in this letter.

Sincerely,
By:
Name:
Title:

ACCEPTED:

Associate Signature

Printed Name
Date:

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